UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2016

CORNERWORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-128614	98-0441869
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13010 Preston Road, Suite 510

Dallas, Texas 75240

(Address of principal executive offices) (zip code)

(888) 837-3910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On February 29, 2016, CornerWorld Corporation (“CornerWorld” or the “Company”) executed a merger agreement with Deportes Media, LLC (the “Merger Agreement”). Pursuant to the Merger Agreement, the Merger Agreement itself was non-binding until such time as Deportes Media, LLC (“Deportes”) was able to secure approval for the Merger Agreement from no less than 75% of its shareholders. On March 18, 2016, Deportes reported to CornerWorld that it had, in fact, obtained the approval of the Merger Agreement from more than 75% of its shareholders and that, accordingly, the Merger Agreement had become binding. Prior to the announcement of the Merger Agreement, CornerWorld and Deportes had no material relationship.

Pursuant to the Merger Agreement, CornerWorld is not contractually obligated to close the Merger Agreement, until such time as Deportes has completed certain Conditions to Close, as described in more detail below. If CornerWorld and Deportes close the Merger Agreement, Deportes shareholders will be entitled to receive 27.32 shares of CornerWorld common stock for each share of Deportes common stock. Post the capital raise, as detailed below, and the closing of the Merger Agreement, a total of approximately 13.7 million shares will be outstanding and the existing CornerWorld shareholders will own approximately 33.9% of the combined Company.

About Deportes Media, LLC

Deportes is a Spanish-language sports radio broadcasting Company and the largest affiliate of ESPN Deportes Radio network. ESPN Deportes Radio is ESPN’s dedicated sports radio network targeting the rapidly expanding Hispanic population in the US. Deportes delivers ESPN and Deportes exclusive programming, including local daytime sports talk, soccer (including assorted Mexican and other Latin American leagues), Major League Baseball (MLB), National Football League (NFL), National Basketball Association (NBA), sports news and other live programming. Today, Deportes operates ESPN Deportes affiliates in Houston, Miami, San Francisco and Dallas. In addition to its radio operations, in 2014 Deportes launched Copa ESPN (“COPA”), the first national youth soccer tournament in the country, targeting boys and girls soccer teams with players ages 7 through 17.

Closing the Merger Agreement

CornerWorld, at its sole option, if Deportes fails to perform any of the Conditions to Close as further defined below, can choose not to close the Merger Agreement. For the purpose of this current report on Form 8-K only, Conditions to Close include, but are not limited to, the following: Deportes must raise $5MM of equity capital, enter into a credit facility to be used to acquire radio stations and Deportes’ current debt holders must convert their debt to equity. Should Deportes fail to meet all the Conditions to Close, CornerWorld will be entitled to receive a break-up fee equivalent to 10% of Deportes then outstanding common shares. CornerWorld, at its sole discretion, may close the Merger Agreement without Deportes completing the Conditions to Close. However, CornerWorld will only receive the 10% break-up fee if CornerWorld terminates the Merger Agreement as a result of Deportes’ failure to execute any one of the Conditions to Close after May 31, 2016. Should Deportes fail to execute the Conditions to Close and CornerWorld does not close the transaction by September 30, 2016, the Merger Agreement will terminate of its own accord and CornerWorld will be entitled to the a breakup fee equivalent to 10% of Deportes then outstanding common shares.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Merger Agreement Dated February 29, 2016 by and among CornerWorld Corporation, The Leadstream, LLC and Deportes Media, LLC

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CornerWorld Corporation

Dated: March 24, 2016	By:	/s/ V. Chase McCrea III V. Chase McCrea III Chief Financial Officer